Exhibit 5.1

KIRKLAND & ELLIS LLP
AND AFFILIATED PARTNERSHIPS

601 Lexington Avenue New York, New York 10022

(212) 446-4800	Facsimile: (212) 446-4900

www.kirkland.com

April 17, 2013

Affinity Gaming
3755 Breakthrough Way, Suite 300
Las Vegas, Nevada 89135

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to Affinity Gaming, a Nevada corporation (the “Company”) and Affinity Gaming Finance Corp., a Nevada corporation, (“Affinity Finance” and, together with the Company, the “Issuers”), and each of the guarantors listed on Schedule A hereto (collectively, the “Guarantors” and each a “Guarantor” and together with the Issuers, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuers of $200,000,000 in aggregate principal amount of 9.00% Senior Notes due 2018 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on April 17, 2013. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”
The Exchange Notes are to be issued pursuant to the Indenture dated as of May 9, 2012, (the “Indenture”) by and among the Company (formerly known as Affinity Gaming, LLC), Affinity Finance, the guarantors party thereto from time to time, U.S. Bank National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent (the “Agent”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuers' outstanding 9.00% Senior Notes due 2018 and related guarantees (the “Old Notes”), of which $200,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.
In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificates of incorporation, certifications of formation, bylaws and operating agreements of the Issuers and the Guarantors, as applicable, (ii) resolutions of the board of directors or each of the Issuers and the Guarantors with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as of May 9, 2012, by and among the Issuers, the guarantors party thereto and Deutsche

Bank Securities Inc. for itself and on behalf of the Initial Purchasers defined therein (the “Registration Rights Agreement”) and (vi) forms of the Exchange Notes and the Guarantees.
For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto. We relied upon statements and representations of officers and other representatives of the Registrants and others as to factual matters.
Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities laws, rules or regulations).
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto, pursuant to the exchange offer described in the Registration Statement, the Exchange Notes will be validly issued under the Indenture and binding obligations of the Issuers and the Guarantees will be validly issued under the Indenture and binding obligations of the Guarantors.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. In rendering the opinions expressed herein, we have relied on all matters relating to the laws of the State of Nevada, on the opinion of Lewis and Roca LLP delivered to you today and we have relied on all matters relating to the laws of the State of Colorado, on the opinion of Bryan Cave HRO delivered to you today. We are not qualified to practice law in the State of Colorado or the State of Nevada, and we have made no investigation of, and do not express or imply an opinion on, the laws of such state. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.
We have also assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Issuers and the Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound.
This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,
/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP

Schedule A

Guarantors	Jurisdiction of Organization
Affinity Gaming Black Hawk, LLC	Colorado
California Prospectors, Ltd.	Nevada
Dayton Gaming, LLC	Nevada
Flamingo Paradise Gaming, LLC	Nevada
HGI—Lakeside, LLC	Nevada
HGI—Mark Twain, LLC	Nevada
HGI—St. Jo, LLC	Nevada
Plantation Investments, LLC	Nevada
The Primadonna Company, LLC	Nevada
The Sands Regent, LLC	Nevada